Exhibit 10.32
                            C O N F I D E N T I A L




                              ACQUISITION DOCUMENT
            (Cash Purchase and Reverse Triangular Merger Transaction)


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                                MERGER AGREEMENT

                                      AMONG

                           BOK FINANCIAL CORPORATION,


                     BOKF MERGER CORPORATION NUMBER ELEVEN,


                            COLORADO FUNDING COMPANY,


                         COLORADO STATE BANK AND TRUST,


                                       AND


                CERTAIN SHAREHOLDERS OF COLORADO FUNDING COMPANY


                                     * * * *



                         Agreement Date of July 8, 2003


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                         Agreement Date of July 8, 2003

                                      INDEX
                                       to
                                MERGER AGREEMENT
                 Section                                                   Page
                 -------                                                   ----
1.    Purpose of this Merger Agreement....................................... 1
2.    The Merger..............................................................2
3.    Effect of the Merger....................................................5
4.    Representations and Warranties of CFC ..................................5
5.    Representations and Warranties of BOKF and Merger Corp.................17
6.    Covenants..............................................................19
7.    Conditions Precedent to Closing by BOKF and Merger Corp................33
8.    Conditions Precedent to Closing by CFC and Bank .......................35
9.    Closing................................................................36
10.  General Escrow..........................................................37
11.  Credits Escrow..........................................................40
12.   Tax Escrow.............................................................43
13.   Shareholders Committee.................................................46
14.   Break-up Fee...........................................................48
15.   Miscellaneous Provisions...............................................49

           Exhibit Caption                                      Exhibit Number
           ---------------                                      --------------
Options                                                                 4.3
Material Liabilities                                                   4.6.3
Conduct of Business Exceptions                                          4.7
Material Contracts and Commitments                                      4.9
Litigation                                                              4.10
Encumbrances                                                            4.14
Employee Contracts and Benefit Plans                                    4.15
Exceptions to Ordinary Course since 1/1/03                              4.22
Offeree Employees                                                       6.9
Form of Escrow Agreement                                                10.2

                                MERGER AGREEMENT

        This merger agreement ("Merger Agreement" or "Agreement") is made as of July 8, 2003 (the "Agreement Date") among:

          (i)  Colorado Funding Company, a Colorado corporation ("CFC");

          (ii) Colorado State Bank and Trust, a Colorado state bank ("Bank");

          (iii) BOK Financial Corporation, an Oklahoma corporation ("BOKF");

          (iv) BOKF Merger Corporation Number Eleven, a Colorado corporation ("Merger Corp"); and,

          (v) Those shareholders of CFC hereafter signing this Agreement (the "Principal Shareholders").

        In consideration of the mutual covenants contained herein, the adequacy of which is hereby expressly acknowledged, and intending to be legally bound hereby, CFC, Bank, BOKF, Merger Corp and the Principal Shareholders agree as follows:

1. Purpose of this Merger Agreement. The purpose of this Merger Agreement is as follows:

     1.1. CFC is a bank holding company organized under the laws of Colorado with offices in Denver, Colorado. CFC is subject to regulation by the Board of Governors of the Federal Reserve System ("FRB"). CFC owns all of the issued and outstanding capital stock of Bank (headquartered in Denver, Colorado). Bank is a bank organized in accordance with the laws of the State of Colorado and subject to regulation by the Colorado Department of Regulatory Agencies, Division of Banking. The issued and outstanding capital stock of CFC consists solely of a single class of two hundred fifty thousand (250,000) shares of common stock of a par value of $10.00 per share of which 116,125 shares are issued and outstanding. The issued and outstanding capital stock of Bank consists solely of a single class of one hundred thousand (100,000) shares of common stock of a par value of $20.00 per share ("Bank Common Stock"). The common stock of CFC issued and outstanding as of the Closing is hereafter called the "CFC Common Stock".

     1.2. BOKF is a bank holding company organized under the laws of the State of Oklahoma. BOKF is subject to regulation by the FRB. BOKF owns all of the capital stock of Merger Corp. Merger Corp is a bank holding company organized under the laws of the State of Oklahoma. Merger Corp is subject to regulation by the FRB. The issued and outstanding capital stock of Merger Corp consists solely of 1,000 shares of common stock, par value of $1.00 per share, of which 1,000 shares are issued and outstanding.

     1.3. The purpose of this Merger Agreement is to set forth the terms and conditions on which CFC and Merger Corp shall merge. This Merger Agreement shall constitute a plan of merger for corporate law purposes and for federal income tax purposes under Section 368(a)(2)(E) of the Internal Revenue Code.

2. The Merger. On the terms and conditions hereafter stated, Merger Corp shall be merged into CFC (the "Merger").

     2.1. CFC shall be the surviving corporation ("Surviving Corporation").

     2.2. The Articles of Incorporation of Merger Corp shall be the Articles of Incorporation of the Surviving Corporation until changed as provided by law.

     2.3. The Bylaws of Merger Corp shall be the Bylaws of the Surviving Corporation until changed as provided by law.

     2.4. The officers of Merger Corp shall be the officers of the Surviving Corporation, until changed as provided by law.

     2.5. The directors of Merger Corp shall be the directors of the Surviving Corporation until changed as provided by law.

     2.6. The Merger shall be effective at the Closing (as hereafter provided in Section 9.

     2.7. Each share of issued and outstanding CFC Common Stock shall, subject to dissenters rights pursuant to 7-113-101 et seq. of the Colorado Business Corporation Act, automatically and without any action on the part of the holder thereof, be cancelled and converted solely into the right to receive:

          2.7.1. At Closing, subject to Sections 9.2.1 and 9.3 below, an amount of United States Dollars equal to (x) the Cash Consideration (as hereafter defined) less the Escrow Amounts (as hereafter defined), divided by (y) the number of shares of issued and outstanding CFC Common Stock; and,

          2.7.2. Upon termination of the Escrow Accounts, her, his, or its proportionate share of the remaining Escrow Amounts, as provided in Sections 10, 11, and 12 below.

     2.8. The Cash Consideration shall equal Eighty-one Million Seven Hundred Thousand Dollars ($81,700,000) less:

          2.8.1. the Transaction Costs (as hereafter defined), if any;

          2.8.2. the Equity Deficit (as hereafter defined), if any;

          2.8.3. one hundred fourteen and three/tenths percent (114.3%) of the aggregate amounts of the Cash Closing Bonuses (as defined below);

          2.8.4. eighty percent (80%) of the aggregate amounts of the Vested Payments (as defined in the Employment Agreements between the Bank and certain senior executives of the Bank of even date - the "BOKF Employment Agreements");

          2.8.5. sixty five percent (65%) of the aggregate amounts of the Unvested Payments (as defined in the BOKF Employment Agreements); and,

          2.8.6. one hundred percent of the Outside Director Payments (as defined below), if any.

     2.9. For purposes of this Merger Agreement, "Transaction Costs" means all accounting, brokerage, commission, legal, and other similar costs attributable to, or resulting from, the negotiation, execution, delivery, and consummation of this Agreement incurred by CFC and Bank through Closing in excess of One Hundred Fifty Thousand Dollars ($150,000); provided, however, that Transaction Costs do not include payments pursuant to CFC's existing commitment to Hovde Financial, LLC ("Hovde") which may and shall be paid and expensed by CFC effective the day prior to Closing except to the extent such payments to Hovde are in excess of Eight Hundred Sixty Five Thousand Dollars ($865,000) in which case, such excess amounts shall constitute Transaction Costs.

     2.10.For  purposes of this Merger  Agreement,  "Equity  Deficit"  means the amount, if any, by which the shareholders' equity of CFC (determined in accordance with generally accepted accounting principles consistently applied), as of the effective time of Closing, is less than the Minimum Equity, where the "Minimum Equity" means:

          2.10.1. an amount equal to Twenty-Six Million Five Hundred Thousand Dollars ($26,500,000), less

          2.10.2. the net book value of the investment of the Bank in C.S.B. Corporation as of Closing, determined in accordance with generally accepted accounting principles consistently applied, less

          2.10.3. one hundred fourteen and three tenths percent (114.3%) of the aggregate amounts of the Cash Closing Bonuses, less

          2.10.4. one hundred percent (100%) of the sum of the aggregate amounts of the Vested Payments and the Outside Director Payments.

     2.11.For purposes of this Merger Agreement, the "Escrow Amounts" shall be the sum of the following escrow amounts:

          2.11.1. One Million Dollars ($1,000,000, the "General Escrow Amount") to be deposited in the general escrow established in accordance with Section 10 (the "General Escrow");

          2.11.2. Two Million Six Hundred Thousand Dollars ($2,600,000, the "Credits Escrow Amount") to be deposited in the credits escrow established in accordance with Section 11 (the "Credits Escrow"); and,

          2.11.3. Ten Million Seventy-five  Thousand Dollars  ($10,075,000,  the
               "Tax  Escrow   Amount")  to  be   deposited  in  the  tax  escrow
               established in accordance with Section 12 (the "Tax Escrow").

     2.12.Notwithstanding  the  provisions  of Section  2.7,  all holders of CFC
          Common Stock electing to dissent to the Merger and perfecting their dissenters rights pursuant to 7-113-101 et seq. of the Colorado Business Corporation Act shall have only those rights set forth therein.

     2.13.Each share of common stock of Merger Corp shall, automatically and without any action on the part of the holder thereof, be converted into one share of fully paid and non-assessable share of CFC Common Stock.

3.   Effect of the Merger. The Merger shall have the following effects:

     3.1. The corporate franchise, existence, rights and liabilities of CFC shall continue unaffected and unimpaired.

     3.2. The corporate franchise, existence, rights and liabilities of Merger Corp shall be merged into CFC and the separate existence of Merger Corp shall cease.

     3.3. CFC shall have and be vested with all of the rights, powers, assets, property, liabilities and obligations of Merger Corp.

4. Representations and Warranties of CFC. CFC hereby represents and warrants to BOKF that:

     4.1. Incorporation and Corporate Power. CFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Bank is a bank duly organized, validly existing and in good standing under the laws of the State of Colorado. Each of CFC and Bank has all the corporate power and authority necessary and required to own its properties and to conduct its business as such business is now being conducted. Each of CFC and Bank (A) is in material compliance with all applicable provisions of all applicable federal, state and local statutes, laws, regulations, ordinances and other requirements of any governmental authorities (including, but not limited to, whether similar or dissimilar, the Bank Holding Company Act of 1956, the Colorado Business Corporation Act, the Colorado Banking Code of 1957 and the filing of all administrative reports and the payment of all fees) in effect as of the date of this Merger Agreement, and (B) shall be in material compliance therewith at the time of Closing.

     4.2. Capital.

          4.2.1. The CFC Common Stock is and at the Closing will be all of the issued and outstanding capital stock of CFC.

          4.2.2. CFC owns all of the issued and outstanding Bank Common Stock. The Bank Common Stock is and at the Closing will be all of the issued and outstanding capital stock of Bank. No person or entity has any right or option to acquire any capital stock of Bank.

     4.3. Capitalization of CFC and Bank. The CFC Common Stock and Bank Common Stock are validly issued and outstanding, fully paid and non-assessable. Except as set forth in Exhibit 4.3, there are no outstanding subscriptions, conversion privileges, calls, warrants, options or agreements obligating CFC and/or Bank to issue, sell or dispose of, or to purchase, redeem or otherwise acquire any shares of their capital stock (collectively, "options and rights"). At the Closing, there will be no outstanding options and rights. None of the CFC Common Stock and Bank Common Stock has been issued or disposed of in violation of any preemptive rights of any shareholder nor in violation of any agreement to which CFC or Bank was or is a party. CFC and Bank have no subsidiaries and do not own, nor have the right or obligation to acquire, any equity securities of any corporation, limited liability company, partnership or other legal entity except
          (i) Bank is a subsidiary of CFC, (ii) C.S.B. Corporation, which owns a 43.75% limited partnership interest in The Colorado State Bank Building, Ltd., a Colorado limited partnership (the "CSB Limited Partnership Interest"), is a wholly owned subsidiary of ---------------------------------- Bank, (iii) CSB Investment Co. is a
          wholly-owned subsidiary of Bank, and (iv) the Bank owns less than 5% of the stock of Arapahoe Bank & Trust, which stock is in the process of being sold for approximately $86,000. As used herein Bank means
          Bank  and  CSB  Investment  Co.  severally  and   collectively.

     4.4. Non-Violation of Other Agreements. The execution and delivery of this Merger Agreement, and the compliance with its terms and provisions by CFC and Bank (including the execution and delivery of any document required to be executed by CFC or Bank) will not breach any material agreement, lease, or obligation, whether similar or dissimilar, by which CFC or Bank is bound.

     4.5. Financial Statements. CFC has delivered to BOKF, or will have delivered to BOKF prior to the Closing as soon as future financial statements are available, copies of the following ("Financial Statements"):

          4.5.1.  Consolidated   Financial  Statements  (Audited)  for  CFC  and
               Subsidiaries, December 31, 2001 and 2002;

          4.5.2. Financial Statements (Unaudited) for Bank, December 31, 2001 and 2002;

          4.5.3. Financial Statements (Unaudited) for CFC and Subsidiaries, March 31, 2003 and the most recent monthly financial statements as are available as of the Closing; and,

          4.5.4. Financial Statements (Unaudited) for Bank, March 31, 2003 and the most recent monthly financial statements as are available as of the Closing.

          The Financial Statements described in Section 4.5.1 and 4.5.2, (a) have been prepared or will have been prepared in accordance with generally accepted regulatory accounting principles, consistently applied and (b) fairly reflect the financial condition and results of operations for the indicated periods. The Financial Statements described in Sections 4.5.3 and 4.5.4, (a) have been prepared or will have been prepared in accordance with generally accepted regulatory accounting principles, consistently applied and (b) fairly reflect the financial condition and results of operations for the indicated periods, subject to normal year-end adjustments and omission of footnotes.

     4.6. Material   Liabilities.   Neither  CFC  nor  Bank  has  any   material
          liabilities (including, but not limited to, whether similar or dissimilar, liabilities or obligations for taxes, whether due or to become due) except:

          4.6.1. Those fully reflected or reserved against, or otherwise disclosed, in the Financial Statements;

          4.6.2. Those incurred with due care since March 31, 2003 in the normal course of business consistent with past practices;

          4.6.3. Those under the BOKF Employment Agreements; and,

          4.6.4. Those specifically disclosed in the Exhibits to this Merger Agreement.

     4.7. Conduct of Business Prior to Closing. Except as set forth in Exhibit 4.7, since December 31, 2002, (A) each of CFC and Bank has carried on its business only in the ordinary and normal course consistent with past practices, and (B) has not:

          4.7.1. Incurred any material liabilities, commitments or obligations, contingent or otherwise, or dispose of any of its assets, except in the ordinary course of its business consistent with past practices and for the purpose of carrying on the business as a going concern

          4.7.2. Incurred any bank or other institutional debt, or enter into any agreement for the borrowing of money, except borrowing of federal funds or borrowing from the Federal Home Loan Bank by Bank consistent with past practices;

          4.7.3.  Suffered  any  material   adverse   change  in  the  financial
               conditions, assets, liabilities, business or property of CFC taken as a whole or of Bank taken as a whole; and/or

          4.7.4. Made any material change in the manner in which business is conducted (including, without limitation, branch relations, branch closings, and any material change in products offered to customers).

          4.7.5. From the date of this Agreement to the date of Closing, CFC and Bank will not voluntarily take any of the actions described in the foregoing provisions of this Section 4.7.

     4.8. Tax Returns/Reports.

          4.8.1. Each of CFC and Bank has duly filed all tax reports and returns required to be filed by it and has duly paid all taxes and other charges claimed to be due from it by federal, state and local taxing authorities.

          4.8.2. No waivers of the statute of limitation have been issued with respect to unaudited years.

          4.8.3. CFC and Bank have no knowledge of any facts which could reasonably be expected to result in a material deficiency with respect to unaudited tax returns which would result in a material adverse effect on CFC taken as a whole or Bank taken as a whole.

          4.8.4. Without limiting the generality of any other representation and warranty set forth in this Section, CFC qualified for S corporation status on January 1, 1997 under the Internal Revenue Code and has at all times since properly maintained S corporation status in accordance with all requirements of the Internal Revenue Code.

     4.9. Contracts and Commitments.

          4.9.1. A list of all contracts and commitments, other than credit and lending, deposit or borrowing transactions entered into in the ordinary course of business by CFC or Bank which are material to the business, operations or financial condition of CFC or Bank as of this date, is set forth on Exhibit 4.9. For the purpose of
               Exhibit 4.9, materiality shall mean those contracts and commitments (including a series of related contracts or commitments) for which payment or other consideration to be furnished by any party is more than $25,000 a year or $100,000 over the remaining life of the contract.

          4.9.2. Except as set forth on Exhibit 4.9, each of CFC and Bank has in all material respects performed and is performing all contractual and other obligations required to be performed by them.

     4.10.Litigation. Except as set forth in Exhibit 4.10, there is not pending, or, to the knowledge of CFC and Bank threatened, any claim, litigation, proceeding, order of any court or governmental agency, or governmental investigation or inquiry to which CFC or Bank is a party or which involves their business operations, any of their property or any property leased by them which, individually or in the aggregate:

          4.10.1. May reasonably result in any material adverse change in the financial condition, business, prospects, assets, properties or operations of CFC taken as a whole or Bank taken as a whole; or,

          4.10.2. May reasonably involve the expenditure of more than a total of $25,000 in legal fees or costs;

     4.11.Brokerage Fees. Except with regard to Hovde,  neither CFC nor Bank has incurred or will incur, directly or indirectly, any liability for brokerage, finder's, financial advisor's or agent's fees or commissions by virtue of any commitment made by any of them in connection with this Merger Agreement or any transaction contemplated hereby.

     4.12.Required Corporate Action. The execution, delivery and consummation of this Merger Agreement has been duly and validly authorized by the board of directors of CFC and will at the time of Closing have been duly and validly authorized by the board of directors of Bank and, subject to consummation of the Closing, the shareholders of CFC and Bank in accordance with the requirements of the Colorado Bank Code of 1957, the Colorado Business Corporation Act and all other applicable law.

     4.13.Authorized Execution. This Merger Agreement has been duly executed and delivered by duly authorized officers of CFC and Bank. This Merger Agreement constitutes the legal, valid and binding agreement and obligation of CFC and Bank, enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, receivership, and other similar laws affecting the rights of creditors generally.

     4.14.Title to Assets; Encumbrances.  CFC and Bank have good and valid title
          (with respect to real estate, good and valid title shall mean such title as may be insured on standard title insurance forms with no exceptions materially and adversely affecting the value or use of the fee real estate) to their assets, and in each case subject to no mortgage, pledge, lien, security interest, conditional sale agreement, or other encumbrance of any nature whether similar or dissimilar, except:

          4.14.1. Such encumbrances which are purchase money security interests entered into in the ordinary course of business consistent with past practice reflected on their books and records;

          4.14.2. Lessors' interests in leased tangible real and personal property reflected on their books and records;

          4.14.3. Such encumbrances for taxes and assessments not yet due and payable;

          4.14.4. Encumbrances as do not materially detract from the value or interfere with the use or operation of the asset subject thereto; and,

          4.14.5. Repossessed and foreclosed assets acquired in satisfaction of debt previously contracted.

     4.15.Employees.  Except  as set forth in  Sections  4.3 and  6.3.7,  and on
          Exhibit 4.15, none of the employees of CFC and Bank is employed under any employment contract (oral or written) or is the beneficiary of any compensation plan (oral or written) or is entitled to any payment from CFC and Bank by reason of this Merger Agreement or the Merger and there are no employment contracts, management contracts, consulting agreements, union contracts, labor agreements, pension plans, profit sharing plans or employee benefit plans to which CFC or Bank are a party or by which either of them is bound.

     4.16.Environmental Laws. The existence, use and operation of the assets of CFC and Bank are in material compliance with all applicable statutes, rules and regulations including, without limiting the generality of the foregoing, all environmental and zoning laws and the Americans With Disabilities Act.

     4.17.Loan Portfolio. Except as to any breach that would not have a material adverse effect on the financial position of Bank, (i) all loans and discounts shown on the Financial Statements were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of Bank's business, in accordance in all material respects with sound banking practices, and are not subject to any material known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine and what they purport to be; and
          (iii) Bank has complied and will prior to the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan.

     4.18.Zoning and Related Laws.  All real property  owned or leased by CFC or
          Bank and the use thereof complies with all applicable laws, ordinances, regulations, orders or requirements, including without limitation, building, zoning and other laws, except as to any violations which would not have a material adverse affect on the financial condition of CFC and/or Bank.

     4.19.Compliance  with  Law.  Bank and CFC have  all  licenses,  franchises, permits and other governmental authorizations that are legally required to enable them to conduct their business in all material respects and are in compliance with all applicable laws and regulations except to the extent that the failure to so comply could not have a material adverse effect on Bank or CFC. Without limiting the generality of the foregoing, CFC and Bank have at all times maintained their employee benefit plans in compliance with the Internal Revenue Code and the Employee Retirement Income Security Act and all applicable rules and regulations promulgated pursuant thereto.

     4.20.Agreements with Regulatory Agencies. Neither Bank nor CFC is subject to any cease-and-desist or other order issued by, or a party to any written agreement or memorandum of understanding with or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each a "Regulatory Agreement") any regulatory agency that materially restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Bank or CFC been advised by any regulatory agency that it is considering issuing or requesting any Regulatory Agreement.

     4.21.Parachute Payments. No payment to be made in connection with this Merger Agreement and/or the Merger will be a non-deductible excess parachute payment within the meaning of Section 280G of the Internal Revenue Code.

     4.22.Actions From and After December 31, 2002. CFC and Bank have not taken any action from and after December 31, 2002 until the date of this Agreement that is prohibited to be taken from and after the date of this Agreement by the provisions of Section 6.3. Without limiting the generality of the foregoing:

          4.22.1. From and after March 31, 2003, CFC has paid no dividends except, for the period of April 1, 2003 through June 30, 2003, CFC declared and has paid a dividend in the amount of $929,000;

          4.22.2. From and after March 31, 2003, except as otherwise disclosed in the Exhibits to this Agreement, CFC has made no changes in the compensation of any employees other than non-material cost of living and merit adjustments consistent with past practices and has paid no bonuses other than regular bonus awards in the ordinary course of business pursuant to bonus plans in effect as of March 1, 2003.

          4.22.3. Neither CFC nor the Bank has any liability or obligation in respect of the CSB Limited Partnership Interest.

     4.23.Survival and Independence of Representations and Warranties. The representations and warranties of CFC and Bank made in this Merger Agreement shall survive the Closing notwithstanding any investigation or knowledge of BOKF or Merger Corp; provided BOKF shall give notice to the Shareholders Committee (as hereafter defined) of any claim of a breach of any such representations and warranties on or before the first anniversary of the Closing Date (the "Claim Notice Deadline"). Absent actual fraud, General Claims not asserted by BOKF prior to the Claim Notice Deadline shall be deemed barred; provided, however, that the Claim Notice Deadline shall not be applicable to, or bar, any claim of a breach of the representations and warranties set forth in Subsection 4.8.4 or the matters covered by Sections 11 and 12 below. Each of the representations and warranties of CFC and Bank set forth in this Merger Agreement is a separate and independent representation and warranty, shall be cumulative of and in addition to all other warranties and representations, and shall not limit or be interpreted to be in derogation of any other representation or warranty made herein. Any disclosure made on any Exhibit hereto shall be applicable to the entire Agreement and not just one representation or warranty.

     4.24.Knowledge. As used herein, the knowledge of CFC and/or the Bank shall mean the knowledge which any one or more of Messrs. Wilkinson, Steeples, Azari, Yosten, Burns or Carmichael, Ms. Porter, or any member of the Board of Directors of CFC or the Bank have or, in the reasonable exercise of their respective duties and responsibilities, should have knowledge.

5. Representations and Warranties of BOKF and Merger Corp. BOKF and Merger Corp represent and warrant, jointly and severally, to CFC that:

     5.1. Incorporation and Corporate Power. BOKF and Merger Corp are corporations duly organized, validly existing and in good standing under the laws of their respective states of organization. BOKF and Merger Corp have all the corporate power and authority necessary and required to consummate the transactions contemplated by this Merger Agreement.

     5.2. Non-Violation of Other Agreements. The execution and delivery of this Merger Agreement, and compliance with its terms and provisions by BOKF and Merger Corp and the execution of any document required to be executed by BOKF or Merger Corp, will not:

          5.2.1. Violate, conflict with or result in the breach of their respective certificates of incorporation or bylaws or any of the terms, conditions or provisions of any agreement or instrument to which BOKF or Merger Corp is a party, or by which BOKF or Merger Corp is bound;

          5.2.2. Result in the creation or imposition of any lien, charge, encumbrance or restriction of any nature whatever upon any of the property, contracts or business of BOKF and Merger Corp; or,

          5.2.3. Require the consent of any party to a contract with BOKF and Merger Corp in order to keep the contract enforceable.

     5.3. Required Corporate Action. The execution, delivery and consummation of this Merger Agreement by BOKF and Merger Corp has been duly and validly authorized by the boards of directors of BOKF and Merger Corp and, as of the Closing, will have been approved by the shareholder of Merger Corp. The approval of the shareholders of BOKF is not required. This Merger Agreement has been duly executed and delivered by duly authorized officers of BOKF and Merger Corp. This Merger Agreement constitutes a legal, valid and binding agreement and obligation of BOKF and Merger Corp enforceable against BOKF and Merger Corp in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, receivership, and other similar laws affecting the rights of creditors generally.

     5.4. Brokerage Fees. Neither BOKF nor Merger Corp has incurred or will incur, directly or indirectly, any liability for brokerage, finder's, financial advisor's or agent's fees or commissions by virtue of any commitment made by BOKF or Merger Corp in connection with this Merger Agreement or any transaction contemplated hereby. Neither BOKF nor Merger Corp has any knowledge that any party has asserted any claim of such nature against BOKF or Merger Corp.

     5.5. Survival and Independence of Representations and Warranties. The representations and warranties of BOKF and Merger Corp made in this Merger Agreement shall not survive the Closing hereof; provided, however, the indemnification obligations of Section 5.6 hereof shall survive the Closing indefinitely. Each of the representations and warranties of BOKF and Merger Corp set forth in this Merger Agreement is a separate and independent representation and warranty, shall be cumulative of and in addition to all other warranties and representations; and shall not limit any other representation or warranty made herein.

     5.6. BOKF and Merger Corp Indemnification. BOKF and Merger Corp shall indemnify the present and future directors, officers and employees of CFC and Bank (the "Indemnified Parties") to the fullest extent to which such Indemnified Parties were entitled under the Articles of Incorporation and Bylaws of CFC and/or the Articles of Association and Bylaws of Bank as in effect as of the date hereof.

6.   Covenants.

     6.1. Full Access. In order that BOKF shall have the full opportunity to make such investigations as it shall reasonably desire concerning CFC and Bank and their business affairs, CFC and Bank shall:

          6.1.1. Give BOKF, its employees, counsel, accountants and other authorized representatives, as necessary to conduct the investigation and whose names shall have been provided to (and approved by) CFC, full access, upon reasonable notice to CFC and at reasonable times without unduly interfering with the conduct of business by CFC and Bank throughout the period up to the Closing, to all of the facilities, properties, books, contracts and records of CFC and Bank.

          6.1.2. Authorize its accountants to give BOKF full access to the accountants' records, including work papers; and,

          6.1.3. Furnish to BOKF throughout the period up to the Closing all additional financial, operating and other information concerning CFC and Bank and their business affairs, as BOKF may reasonably request.

          All information provided pursuant to this Section 6.1 shall be subject to the provisions of Section 6.6.

     6.2. Conduct of Business Prior to the Closing Date. From this date until the Closing Date, each of CFC and Bank shall, except as may be first approved in writing by BOKF (such approval not to be unreasonably withheld, delayed or denied) or as is otherwise permitted or contemplated in this Merger Agreement:

          6.2.1. Maintain their corporate existence in good standing;

          6.2.2. Maintain the general character of their business and conduct their business in their ordinary and usual manner consistent with past practices;

          6.2.3. Maintain proper business and accounting records generally in accordance with past practices;

          6.2.4. Maintain their properties (except repossessed and foreclosed assets acquired in satisfaction of debts previously contracted) in normal repair and condition, normal wear and tear and damage due to fire or other unavoidable casualty excepted;

          6.2.5. Preserve their business organizations intact, use their reasonable efforts to maintain satisfactory relationships with suppliers, customers and others having business relations with them whose relationships they believe are desirable to maintain, and use their reasonable efforts to procure the willingness of all of the personnel employed by them immediately prior to the execution of this Merger Agreement who are material to the success of their business to continue in their employ on substantially the same terms and conditions as those on which such personnel were employed immediately prior to the execution of this Merger Agreement;

          6.2.6. Maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by them on the date hereof;

          6.2.7. Except as otherwise disclosed in this Merger Agreement, perform all of their obligations under all material contracts, leases and agreements relating to or affecting their assets, properties and businesses; and,

          6.2.8. Comply in all material respects with and perform all obligations and duties imposed upon them by federal, state and local laws, and all rules, regulations and orders imposed by federal, state or local governmental authorities, except as may be contested by them in good faith by appropriate proceedings.

     6.3. CFC and Bank Prohibited Actions Prior to the Closing Date. From this date until the Closing Date, CFC and Bank shall not, except as otherwise permitted by this Merger Agreement or as requested or approved by BOKF in writing (which approval shall not be unreasonably withheld, delayed or denied):

          6.3.1. Incur any indebtedness for borrowed money or incur any noncurrent indebtedness for the purchase price of any fixed or capital asset, or make any extension of credit or any loans to, guarantee the obligations of, or make any additional investments in, any other person, corporation or joint venture (whether an existing customer or a new customer) except:

               6.3.1.1. Extensions of credit, loans and guarantees (i) less than
                    Five Hundred Thousand Dollars  ($500,000) per transaction or
                    (ii) less than Two Hundred Fifty Thousand Dollars ($250,000) with existing CFC customers having existing credit of Five Hundred Thousand Dollars ($500,000) or more made by Bank in the usual and ordinary course of its banking business, consistent with prior practices and policies;

               6.3.1.2.  Legal  investments  by Bank in the usual  and  ordinary
                    course  of  its  banking  business   consistent  with  prior
                    practices and policies; and

               6.3.1.3.  Borrowings from the Federal Home Loan Bank, the Federal
                    Reserve Bank, deposit liabilities, and federal funds transactions by Bank in the ordinary course of business consistent with past practices.

          6.3.2. Make any (a) material change, except in the ordinary and usual course of business, in their assets (including, but not limited to, any change in the composition of such assets so as to materially alter the proportion of cash) or liabilities, (b) material commitment for any capital expenditures, excluding expenditures for repairs in the ordinary and usual course of business, or (c) sale or other disposition of any material capital asset other than for fair value in the ordinary course of business;

          6.3.3.  Make  any  change  in  their  Articles  of   Incorporation  or
               Association or Bylaws

          6.3.4. Authorize any shares of their capital stock for issuance, issue any shares of any previously authorized but unissued capital stock or grant, issue or make any option or commitment relating to their capital stock;

          6.3.5. Enter into any letter of intent or agreement to sell any of their material assets, except in the normal and ordinary course of their business, or acquire, be acquired by, or merge, consolidate or reorganize with any person, firm or corporation;

          6.3.6. Declare or pay any dividend, make any other distribution or payment or set aside any amount for payment with respect to any shares of their capital stock or directly or indirectly, redeem, purchase or otherwise acquire any shares of their capital stock or make any commitment relating thereto; provided, however, CFC may, so long as CFC maintains the Minimum Equity:

               6.3.6.1. pay a cash dividend to its  shareholders  for July, 2003 in an amount not to exceed $310,000 (the "July Dividend");

               6.3.6.2. pay a cash dividend to its shareholders for August, 2003 in an amount not to exceed $310,000 (the "August Dividend");

               6.3.6.3.  pay a dividend  in kind,  not later than the day before the Closing, by (A) the distribution of the issued and outstanding capital stock of C.S.B. Corporation by Bank to CFC, (B) the dissolution of C.S.B. Corporation, and (C) the distribution of the CSB Limited Partnership Interest to the shareholders of CFC;

               6.3.6.4. if the Merger is not  consummated  by September 1, 2003, pay a cash dividend equal to a percentage of net income determined in accordance with generally accepted accounting principles consistently applied, where for this purpose only "net income" shall be determined without deductions for the Cash Closing Bonuses or the Vested Payments, ("Net Income") for the period commencing on September 1, 2003 and ending on the day prior to Closing, as follows: for the first thirty
                    (30) days following September 1, 2003, seventy-five percent of Net Income; for the period commencing on the thirty first
                    (31st) day and ending on the sixty first (61st) day following September 1, 2003, eighty-five percent of Net Income; and for the period commencing on the sixty-second day following September 1, 2003 and each day thereafter until Closing, one hundred percent (100%) of Net Income ("Post September 1st Dividends"); and,

               6.3.6.5. cause Bank to pay dividends to CFC in amounts  necessary to cover, but not to exceed, the July Dividend, the August Dividend and any Post September 1st Dividends.

          6.3.7. Except as set forth in Exhibit 6.3.7, make any (a) increase in the compensation payable or to become payable to any of their directors, officers or employees (including, without limitation, any bonus or incentive payment or agreement) other than normal annual increases consistent with prior practice, (b) make or enter into any written employment contract or any bonus, stock option, profit sharing, pension, retirement or other similar payment or arrangement, or (c) make any payment to any person, except in the usual and ordinary course of business or except as required by an existing agreement set forth in the Exhibits hereto; provided, however:

               6.3.7.1. The Bank may and shall, effective not later than the day before the effective date of the Closing, pay:

                    6.3.7.1.1.  cash bonuses (the "Cash  Closing  Bonuses")  not exceeding seven hundred seventy five thousand dollars ($775,000) in the aggregate to the employees of CFC, other than the senior officers of Bank (the "Executives") who have signed BOKF Employment Agreements, as CFC shall in its discretion determine; and,

                    6.3.7.1.2.  Vested  Payments  aggregating  not more than two million one hundred fifty thousand dollars ($2,150,000), plus the required 14.3% gross-up, to the Colorado State Bank and Trust Executive Deferred Compensation Plan dated July 13, 1998 or such other deferred compensation plan as may be agreed between BOKF and the Executives (the "Deferred Plan") for the benefit of the Executives, as required by the BOKF Employment Agreements, including such amendments to the Deferred Plan (such as the admission of Katherine Porter as a participant therein) as may be necessary to effect the BOKF Employment Agreements.

               6.3.7.2.  The  Bank  may pay cash  bonuses  to its  five  outside directors, not exceeding $30,000 each or $100,000 in the aggregate ("Outside Director Payments").

               6.3.7.3. CFC and the Bank may pay  liabilities  to affiliates and shareholders accrued as of March 31, 2003 and thereafter incurred in the ordinary course of business or contemplated by this Agreement;

               6.3.7.4. The Bank may fund the Colorado State Bank & Trust 401(k)
                    Plan and the  Colorado  State Bank & Trust  Pension  Plan as
                    required or permitted by such plans (including but not limited to the required 14.3% mandatory matching of the Cash Closing Bonuses), for the period from January 1, 2003 through the day prior to Closing, at rates and with allocations not more generous than historical rates and allocations (and shall be permitted to make any amendments to such plans required to allow such partial-year contributions); and,

               6.3.7.5.  The  Bank  may pay  accrued  bonuses  to  officers  and employees, pro-rated for the period between January 1, 2003 and the day prior to Closing, in accordance with the CFC Bonus Plan in existence as of March 1, 2003.

          6.3.8. Make any material change in their banking, safe deposit or power of attorney arrangements;

          6.3.9. Enter into any trust, escrow, agency and similar trust company agreements, purchase orders and contracts for goods and services, except in the ordinary course of business consistent with past practices;

          6.3.10. Enter into any agreement resulting in the imposition of any mortgage or pledge of their assets or the creation of any lien, charge or encumbrance on any of their assets;

          6.3.11. Incur any material obligation or liability, absolute or contingent, except in the ordinary course of business or pursuant to existing contracts described in this Merger Agreement;

          6.3.12. Take any action which would prevent compliance with any of the conditions of this Merger Agreement; or,

          6.3.13. Pre-pay long term indebtedness.

     6.4. Vote for Merger and Waiver of Right to Dissent. Each of the Principal Shareholders (i) shall vote her, his or its shares of CFC Common Stock in favor of the Merger and approval of compensation pursuant to
          Section 6.14, (ii) hereby grants to the Chairman and the President of the Bank, and each of them individually, with full power of substitution, a proxy to vote his, her or its shares of CFC Common Stock in favor of the Merger and such compensation, at any meeting of the shareholders of CFC (including any adjournment thereof) called to consider such matters, and (iii) shall use her, his or its best efforts to cause the Merger and such compensation to be approved by the directors and shareholders of CFC and Bank in accordance with applicable law and consummated in accordance with the terms of this Merger Agreement.

     6.5. Regulatory Approval. BOKF shall diligently file and pursue (A) all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for prior approval of the Board of Governors of the Federal Reserve System and certification from the Colorado Department of Regulatory Agencies, Division of Banking as to compliance with Section 11-6.4-103 of the Colorado Banking Code of 1957 and (B) thereafter promptly file any required supplements or amendments thereto. All applications, supplements, and amendments shall be substantially complete when filed. BOKF shall promptly deliver to CFC and its counsel a copy of all such filings, as filed. Although all such filings shall be the responsibility of BOKF, BOKF shall nevertheless advise and consult with CFC on an ongoing basis with respect to the filings and all matters and events related thereto. BOKF shall inform and make available to CFC from time to time all matters relating to the filings and the regulatory approvals. BOKF shall diligently proceed with reasonable deliberate speed to obtain all such approvals. If any regulatory application required to be filed by BOKF should be finally denied or disapproved by the respective regulatory authority, then BOKF shall immediately give notice to CFC and this Merger Agreement shall thereupon terminate. However, it is understood that a request for additional information or undertaking by the applicant, as a condition for approval, shall not be deemed to be a denial or disapproval so long as the applicant can reasonably be expected to provide the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of the applicant, then the application will be deemed denied unless the applicant promptly and diligently prepares and files such appeal and continues the appellate process for the purposes of getting the necessary approval.

     6.6. Confidentiality. Prior to the Closing, BOKF shall keep all information disclosed to BOKF (its employees, counsel, accountants, and other authorized representatives) by CFC or Bank (or their representatives) respecting the business and financial condition of CFC and Bank confidential and shall make no use of such information except to conduct the investigation contemplated by Section 6.1, the application contemplated by Section 6.5 and to consummate the transactions contemplated hereby, and BOKF shall not use such information to obtain a competitive advantage in connection with any customer of Bank. In the event this Merger Agreement is terminated for any reason BOKF (its agents, officers, directors, employees and counsel) shall (i) return all copies of all information and documents obtained from CFC, Bank, and their representatives, (ii) thereafter keep all such information confidential and not make use of any such information to obtain a competitive advantage in connection with any customer of Bank, and
          (iii) shall not solicit for employment, whether directly or indirectly, any of the employees, officers or directors of CFC or Bank for a period of one year following such termination.

     6.7. Disclosure. Neither BOKF nor CFC, nor any other party to this Merger Agreement or their representative, shall make any public disclosure concerning this Merger Agreement or the Merger contemplated herein without the mutual consent of each of the other parties hereto to the timing and content of the disclosure; provided, however, the parties hereto may make any disclosure (i) necessary to maintain compliance with applicable federal or state laws or regulations, (ii) required in connection with the making of any application necessary to effect the Merger, or (iii) as required for CFC to seek shareholder approval.

     6.8. BOKF Prohibited Action Prior to Closing. From this date until the Closing Date, BOKF shall not take any action which would prevent compliance with any of the conditions of this Merger Agreement. BOKF shall not, and shall cause its subsidiaries not to, make or agree to make any acquisition, or take any other action, that adversely affects its ability to consummate the transactions contemplated by this Merger Agreement and will otherwise continue to conduct its business operations and shall cause the operations of its subsidiaries to be conducted in a manner consistent with past operating practices.

     6.9. Employment Agreements. BOKF shall offer employment agreements to the individuals listed on Exhibit 6.9 substantially comparable to the terms and conditions heretofore offered by BOKF to the Executives under the Employment Agreements.

     6.10.Employment Benefits and Contracts. Following the Closing Date, BOKF shall provide generally to officers and employees of Bank, who at or after the Closing Date become or remain employees of BOKF or one of its subsidiaries ("Continuing Employees"), employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of BOKF Common Stock except as set forth in this section), on terms and conditions which when taken as a whole are substantially similar to those provided by BOKF to its similarly situated officers and employees. Following the Closing:

          6.10.1. For purposes of participation, vesting and determination of rates of contribution (but not accrual of benefits) under such employee benefit plans, (i) qualifying service under any qualified pension plan of Bank shall be treated as qualified service under BOKF's qualified defined benefit plans, (ii) qualifying service under any qualified defined contribution plans of Bank shall be treated as qualified service under BOKF's qualified defined contribution plans, and (iii) qualifying service under any other employee benefit plans of Bank shall be treated as qualified service under any similar employee benefit plans maintained by BOKF.

          6.10.2. BOKF shall cause the BOKF welfare benefit plans that cover the Continuing Employees after the Closing Date to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability, and (ii) cause any deductible payments made by the Continuing Employees under Bank's medical benefit plan to be credited to such Continuing Employees under the BOKF self-funded medical benefit plans, so as to reduce the amount of any deductible payable by the Continuing Employees under the BOKF self-insured medical plans. The continued coverage of the Continuing Employees under the employee benefit plans maintained by Bank and/or any Bank subsidiary immediately prior to the Closing Date during a transition period shall be deemed to provide the Continuing Employees with benefits that are no less favorable than those offered to other employees of BOKF and its subsidiaries. Unless otherwise modified in writing and except as otherwise provided herein, BOKF also shall cause Bank and its subsidiaries to honor all employment, severance, consulting and other compensation contracts disclosed in Exhibit 4.15 hereto between Bank and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Closing Date under the Bank benefit plans.

          6.10.3. CFC shall, by appropriate action of its board of directors and otherwise, take all action necessary (i) to vest all Bank employees fully in the Colorado State Bank & Trust 401(k) Plan and the Colorado State Bank & Trust Pension Plan, contingent upon and effective as of the Closing, and (ii) to terminate and roll over such Plans into BOKF's analogous defined contribution plans following the Closing. BOKF shall be responsible for the fees related to the termination thereof.

          6.10.4. BOKF shall continue the Colorado State Bank and Trust Split-Dollar Agreements with certain senior executives of Bank (the "Split-Dollar Agreements") subject to the following terms and conditions:

               6.10.4.1.  The Bank shall not be required to continue  any Policy in effect to the extent the death benefit or cash surrender value thereof exceeds the Employee Insurance Amount.

               6.10.4.2. Paragraph 9 of each Split-Dollar Agreement is deleted.

               6.10.4.3.  Any  officer  who  is  unvested  in  his  Split-Dollar
                    Agreement shall be vested therein as of the Closing.

          6.11.No  Solicitation.  Prior to the Closing Date,  unless this Merger
               Agreement is sooner terminated, neither Bank nor CFC shall directly or indirectly (i) solicit or encourage inquiries or proposals with respect to the merger of Bank or CFC or the sale of any of the shares of Bank or CFC or other material asset(s) of CFC or Bank from any party other than BOKF or (ii) merge with any party or sell any of the shares of CFC or Bank or material asset(s) of CFC or Bank to any party except as set forth in this Merger Agreement.

          6.12.Section 280G Vote. CFC shall submit for approval, and use its best efforts to obtain approval, by its shareholders such amounts of any payments to employees as would be required to eliminate any excess parachute under Section 280G of the Internal Revenue Code assuming the provisions of Section 280G(b)(5)(A)(i) are not applicable, which amounts shall be paid only if approved by the CFC shareholders in a manner meeting the requirements of Section 280G(b)(5)(B) of the Internal Revenue Code and the rules and regulations promulgated thereunder including Prop. Reg. Sec. 1,280G-1 Q/A 7.

7.   Conditions  Precedent to Closing by BOKF and Merger Corp. The obligation of
     BOKF  and  Merger  Corp  to  consummate  and  close  this   transaction  is
     conditioned upon each and all of the following:

          7.1. The  representations,  warranties  and  covenants of CFC and Bank shall be materially true at the Closing as though such representations, warranties and covenants were also made at the Closing.

          7.2. The Federal Reserve Board shall have approved the Merger, or issued a waiver of approval, in accordance with 12 U.S.C. Section 1842 and 12 C.F.R. Section 225. The Colorado Department of Regulatory Agencies, Division of Banking, shall have certified as to compliance of the Merger with Section 11-6.4-103 of the Colorado Banking Code of 1957.

          7.3. CFC, Bank, and Principal Shareholders shall have performed and complied with, in all material respects, all of their obligations under this Merger Agreement which are to be performed or complied with by them prior to or on the Closing Date.

          7.4. CFC shall have delivered to BOKF an opinion of its counsel, Ducker, Montgomery, Lewis & Aronstein, P.C., or other counsel reasonably acceptable to BOKF, dated the Closing Date, in form and content customary for a transaction of this nature.

          7.5. The shareholders of CFC shall have approved this Merger Agreement in accordance with the Colorado Business Corporation Act.

          7.6. Neither CFC taken as a whole nor Bank taken as a whole shall have suffered any Material Adverse Change (as hereinafter defined) in their financial conditions, assets, liabilities, businesses or properties. For purposes of this Section 7.8, "Material Adverse Change" shall mean any event resulting in a one-time charge to Bank's loan loss reserve, or a reduction of Bank's Tier 1 capital, of One Million Dollars ($1,000,000) or more.

          7.7. Holders of no more than ten percent (10%) of the CFC Common Stock shall have dissented pursuant to 7-113-101 et seq. of the Colorado Business Corporation Act.

          7.8. The shareholders of CFC shall have approved all excess parachute payments within the meaning of Section 280G of the Internal Revenue Code.

               In the event any one or more of these conditions shall not have been fulfilled prior to or at the Closing, BOKF and Merger Corp may terminate this Merger Agreement by written notice to CFC, in which event neither party shall have any further obligation or liability to the other except the obligations of BOKF set forth in Sections 5.4 and 6.6 and the obligations of CFC and Bank set forth in Section 4.11. BOKF shall be entitled to waive compliance with any one or more of the conditions, representations, warranties or covenants in whole or in part.

8. Conditions Precedent to Closing by CFC and Bank. The obligation of CFC and Bank to consummate and close this transaction are conditioned upon each and all of the following:

          8.1. The representations, warranties and covenants of BOKF and Merger Corp made in this Merger Agreement shall be true at the Closing as though such representations, warranties and covenants were also made at the Closing.

          8.2. BOKF and Merger Corp shall have performed and complied, in all material respects, with all of their obligations under this Merger Agreement which are to be performed or complied with by them prior to or at the Closing.

          8.3. BOKF shall have delivered to CFC an opinion of its counsel, Frederic Dorwart, Tulsa, Oklahoma, or other counsel reasonably acceptable to CFC, dated the Closing Date, in form and content customary for a transaction of this nature.

          8.4. The Federal Reserve Board shall have approved the Merger, or issued a waiver of approval, in accordance with 12 U.S.C. Section 1842 and 12 C.F.R. Section 225.

          8.5. The shareholders of CFC shall have approved this Merger Agreement and the transactions contemplated hereby as required by the Colorado Business Corporation Act.

          8.6. The shareholders of CFC shall have approved all excess parachute payments within the meaning of Section 280G of the Internal Revenue Code.

          8.7. CFC shall be entitled to waive compliance with any one or more of the conditions, representations, warranties or covenants in whole or in part. In the event any one or more of these conditions shall not have been fulfilled prior to or at the Closing, CFC may terminate this Merger Agreement by notice to BOKF, in which event no party shall have any further obligation or liability to the other, except the obligations of BOKF set forth in Section 6.6 and Section 5.4 and the obligations of CFC set forth in Section 4.11.

9. Closing. The Closing ("Closing" or "Closing Date") of the transactions contemplated by this Merger Agreement shall take place not later than five
     (5) business days following the first day on which (i) BOKF and Merger Corp can lawfully consummate the Merger under 12 U.S.C. Section 1842, 12 C.F.R.
     Section 225 and other applicable laws, rules and regulations and (ii) all conditions precedent to the obligations of the parties set forth in Section 7 and Section 8 have been satisfied or waived; provided, however, in the event such day is ten (10) or fewer calendar days preceding the first day of the next calendar month, the Closing shall take place or otherwise be effective at the opening of business on the first day of the next calendar month. The Parties shall use their best efforts to cause the Closing to occur on or before September 1, 2003. In any event, if the Closing Date does not occur on or before December 31, 2003, then either BOKF or CFC may by notice to the other, terminate this Merger Agreement. The Closing shall be held at 10:00 a.m. on the Closing Date at the offices of Bank or at such other time and place as BOKF and CFC may agree. At the Closing, BOKF, Merger Corp, CFC, and Bank shall execute and deliver all of the documents and take all other actions which are contemplated by the terms hereof.

     9.1. Without limiting the generality of Section 9 of this Merger Agreement, the following actions shall be taken at the Closing concurrently. CFC shall:

          9.1.1. Use commercially reasonable efforts to cause to be delivered to Merger Corp certificates representing the CFC Common Stock;

          9.1.2. Deliver the opinion of CFC's counsel pursuant to Section 7.4; and,

          9.1.3. Cause the employment agreements, plans and payments described in Exhibit 4.15 to be terminated and discharged at no cost to CFC and Bank.

     9.2. Without limiting the generality of Section 9 of this Merger Agreement, the following actions shall be taken at the Closing concurrently. BOKF shall:

          9.2.1. Pay, by corporate check, to each of the holders of CFC Common Stock of record on the third business day preceding the Closing (the "Record Date") ninety percent (90%) of the amounts to which such holders are entitled pursuant to Section 2.7.1 (calculated
               (i) on the assumption that CFC's shareholders equity as of Closing equals CFC's shareholders equity determined as of the most recent month end for which the books have been closed as of the Closing, (ii) on the basis that Post-September 1st Dividends are computed by extrapolation of CFC's average net income for the most recent three months for which the books have been closed as of the Closing, and (iii) on the basis of CFC's good faith estimate of Transaction Costs) against delivery of duly endorsed certificates representing shares of CFC Common Stock or lost certificate affidavits and indemnification agreements in customary form.

          9.2.2. Establish the Escrows as provided in Sections10, 11, and 12 below.

          9.2.3. Deliver the opinion of BOKF's counsel pursuant to Section 8.3.

          9.2.4. Cause appropriate evidences of the Merger to be filed in accordance with applicable law.

     9.3. Following the Closing, the parties shall use their best efforts to calculate as soon as practicable the exact amount of the Cash Consideration, by determining Transaction Costs, the Equity Deficit and dividend payments in accordance with Section 6.3.6. Not later than the fifth (5th) business day following the date on which such calculation is made, BOKF shall pay to the shareholders of CFC, by corporate check, the amounts due at Closing under Section 2.7.1 less the amounts paid in accordance with Section 9.2.1.

10. General Escrow. The General Escrow shall be established on the following terms and conditions:

     10.1.The  escrow  agent  shall be Bank of  Oklahoma,  National  Association
          ("Escrow Agent" or "BOk").

     10.2.The General  Escrow shall be governed by the  standard  form of escrow
          agreement   generally   in  use  by  the  Escrow  Agent  (the  "Escrow
          Agreement") a copy of which is set forth as Exhibit 10.2.

     10.3.BOKF shall deliver the General Escrow Amount to the Escrow Agent at the Closing. The Escrow Agent shall invest the General Escrow Amount in three month certificates of deposit issued by BOk on the terms and conditions being offered by BOk to the public at the time of such investment and shall thereafter renew such certificates of deposit upon maturity as to the total amount remaining in the Escrow after payment of any Allowed Claim (for like periods and on the terms and conditions being offered by BOk to the public at the time of such renewal). Interest on the certificates shall be added to the General Escrow and deemed part of the General Escrow Amount.

     10.4.In  the  event  BOKF  claims  a  breach  of  the  representations  and warranties of CFC and Bank arising under this Merger Agreement (other than a breach of ss.4.8.4, which shall be covered by Section 12 below), BOKF shall give notice of the claim (a "General Claim") to the Shareholders Committee established in Section 13.

          10.4.1. The notice shall identify the representations and warranties which BOKF claims have been breached and describe in reasonable detail the basis of the General Claim and set forth a good faith reasonable estimate ("Good Faith Estimate") of the maximum amount of damages claimed ("General Losses").

          10.4.2. BOKF shall make no General Claim unless and until the aggregate amount of all General Losses shall exceed $100,000 in which event BOKF may make General Claims against the General Escrow for all General Losses incurred without limitation.

               Absent actual fraud by CFC, BOKF hereby waives all General Claims in the aggregate in excess of the General Escrow Amount.

     10.5.In the event  BOKF  makes one or more  General  Claim(s)  prior to the
          Claim Notice Deadline, the Escrow Agent shall continue to hold the related aggregate Good Faith Estimates thereof until the date on which the General Claim(s) is resolved by (i) the mutual agreement of the Shareholders Committee and BOKF or (ii) a final adjudication determining the merits of such General Claim(s), at which time the Escrow Agent shall pay (a "Claim Payment") the Claim(s) as mutually agreed or finally adjudicated (an "Allowed Claim").

     10.6.The General  Escrow  Amount in excess of the total of all pending Good
          Faith Estimates shall be distributed to the CFC Shareholders promptly following the Claim Notice Deadline. The amounts of the General Escrow set aside as Good Faith Estimates in excess of Allowed Claims shall be distributed to the CFC Shareholders, at such times and from time to time, as General Claims are resolved and satisfied as provided in
          Section 10.5.

     10.7.The General  Escrow  shall  terminate at the later of the Claim Notice
          Deadline or the date on which all timely noticed General Claims have been resolved by mutual agreement or final adjudication and all Allowed Claims, if any, shall have been paid to BOKF.

     10.8.Upon termination of the General Escrow, the amount (if any) then remaining in the General Escrow shall be delivered to the holders of CFC Common Stock on the Record Date in accordance with their respective interests (the "CFC Shareholders").

     10.9.The rights of the CFC Shareholders to receive payments from the Escrow shall not be assignable or transferable except by operation of law or by intestacy or with the approval of BOKF (which approval shall not be unreasonably withheld, delayed, or denied) and will not be evidenced by any certificate or other evidence of ownership.

     10.10. BOKF shall pay the fees and costs of the Escrow Agent with respect to the General Escrow.

11. Credits Escrow. The Credits Escrow shall be established on the following terms and conditions:

     11.1. The escrow agent shall be the Escrow Agent.

     11.2. The escrow agreement shall be in the form of the Escrow Agreement.

     11.3.BOKF shall pay the Credits Escrow Amount into the Credits Escrow as the original amount thereof.

     11.4.The  Credits  Escrow  shall be  invested  in the  manner  set forth in
          Section 10.3.

     11.5.BOKF shall cause Bank to use its best efforts to collect or make recovery in respect of the following credits (each a "Credit" and collectively, the "Credits"):

          11.5.1. The Villas at Cherry Hills, LLC (principal amount deemed to be $1,164,023);

          11.5.2. Master Lease Inc. (principal amount deemed to be $2,631,178 plus any advances made after March 31, 2003 and prior to the date of this Agreement plus any advances made after the date of this Agreement pursuant to commitments existing as of the date of this Agreement);

          11.5.3. Marshall Mesa Office Park (principal amount deemed to be $800,000); and,

          11.5.4. Steven E. Muth (principal amount deemed to be $1,460,630 plus any advances made after March 31, 2003 and prior to the date of this Agreement plus any advances made after the date of this Agreement pursuant to commitments existing as of the date of this Agreement).

     11.6.Bank shall initially pay all of the collection costs of the Credits.

     11.7.In the event a loss of principal, interest accrued from and after March 31, 2003, and/or collection costs incurred from and after March 31, 2003 is incurred on the Credits (a "Credits Loss"), the Credits Loss shall be paid to Bank out of all funds held in the Credits Escrow (whether loss of principal, interest, or inability to recover the costs of collection).

     11.8.In the event (i) Bank believes it is necessary to release and discharge the indebtedness of a Credit in order to maximize the collection of the Credit and (ii) there will be a Credits Loss on the
          Credit:

          11.8.1. Bank shall notify the Shareholders Committee as agent of the CFC Shareholders of the particulars of the Credit (including the principal and interest due on the Credit and the amount of the Credits Loss);

          11.8.2. Some or all of the CFC Shareholders shall have the right, acting only through the Shareholders Committee, to purchase the Credit from the Bank at a purchase price equal to the unpaid principal and interest of the Credit less the Credits Loss, provided the purchase price is paid to the Bank in cash within thirty (30) business days of the notice by Bank to the Shareholders Committee;

          11.8.3. Upon payment of the purchase price, Bank shall assign the Credit (including all notes and associated collateral) to the Shareholders Committee (for the benefit of the purchasing CFC Shareholders) without recourse; and,

          11.8.4. In the event CFC Shareholders fail to pay timely the purchase price to BOK, it shall be deemed that further collection efforts in respect of the Credit are unwarranted.

     11.9.At such time as further collection efforts in respect of a Credit are determined to be unwarranted (as heretofore provided in Section 11.8.4), the amount of the Credits Loss in respect of the Credit shall be paid to the Bank out of the Credits Escrow.

     11.10. On the earlier of the fifth anniversary of the Closing or such time as one of the following three events shall have occurred in respect of all of the Credits, (i) the Credit has been paid with no Credits Loss,
          (ii) the CFC  Shareholders  have purchased the Credit from the Bank or
          (iii) further collection efforts in respect of the Credit are deemed unwarranted in accordance with Section 11.8.4:

          11.10.1. Any and all Credits Loss shall be paid to the Bank out of the Credits Escrow and the balance in the Credits Escrow remaining after payment of any and all Loss to the Bank shall be the Escrow Balance; and,

          11.10.2. The Escrow Balance shall be paid to the CFC Shareholders in accordance with Section 2.7.2 of this Merger Agreement; and,

          11.10.3. The Credits Escrow shall be closed.

     11.11. In the event further collection efforts in respect of a Credit are determined to be unwarranted in accordance with Section 11.8.4, the Bank shall assign, to the extent of the Credits Loss and without recourse, all notes representing the Credit to Shareholders.

     11.12. The Escrow Agent shall distribute all income in respect of the Credits Escrow Amount to the CFC Shareholders once each calendar quarter; provided, however, income shall not be distributed to the extent such distribution would reduce the Credits Escrow Amount below Credits Losses that are claimed by BOKF but unresolved at such time.

12. Tax Escrow. The Tax Escrow shall be established on the following terms and conditions:

     12.1. The escrow agent shall be the Escrow Agent.

     12.2. The escrow agreement shall be in the form of the Escrow Agreement;

     12.3.BOKF shall deliver the Tax Escrow Amount to the Escrow Agent at the Closing.

     12.4.The Escrow Agent shall invest the Tax Escrow Amount in accordance with the written directions of the Shareholders Committee, subject to approval by BOKF which approval shall not be unreasonably withheld, delayed or denied.

     12.5.The Escrow  Agent  shall  distribute  all income in respect of the Tax
          Escrow Amount to the CFC Shareholders once each calendar quarter; provided, however, income shall not be distributed to the extent such distribution would reduce the Tax Escrow Amount below the Minimum Required Tax Escrow Amount (a "Tax Escrow Deficiency"). All income in respect of the Tax Escrow Amount shall be added to the Tax Escrow Amount to the extent required to eliminate any Tax Escrow Deficiency.

     12.6.The Escrow  Agent shall  distribute  on April 1, 2004,  April 1, 2005,
          April 1, 2006, and April 1, 2007 (each a "Principal Distribution Date") all of the principal amount of the Tax Escrow Amount and any undistributed income in respect thereof in excess of the Minimum Required Tax Escrow Amount to the CFC Shareholders.

     12.7.The Escrow Agent shall distribute all of the principal amount of the Tax Escrow Amount and any undistributed income in respect thereof to the CFC Shareholders in the event and at such time as:

          12.7.1. CFC shall have delivered to BOKF an unqualified and unlimited opinion of the law firm of Lentz, Evans, and King or other mutually acceptable law or accounting firm in form and substance acceptable to BOKF (provided such acceptance is not unreasonably withheld, delayed, or denied) that CFC qualified on January 1, 1997 for, and has at all times since properly maintained, its S corporation status under the Internal Revenue Code; or,

          12.7.2. CFC shall have obtained relief under the provisions of Section 1362(f) [Inadvertent Invalid Elections or Terminations] and/or by seeking application of the applicable automatic relief provisions, in either case in form and substance acceptable to BOKF in BOKF's discretion provided only such discretion is exercised in good faith.

     12.8.The  Minimum  Required  Tax Escrow  Amount  shall be the  greater  of:

          12.8.1. an amount equal to:

               12.8.1.1. At all times prior to April 1, 2004, $10,075,000;

               12.8.1.2.  At all times after April 1, 2004 and prior to April 1,
                    2005, $6,700,000;

               12.8.1.3.  At all times after April 1, 2005 and prior to April 1,
                    2006, $3,525,000;

               12.8.1.4.  At all times after April 1, 2006 and prior to April 1,
                    2007, $1,550,000; and,

               12.8.1.5. At all times after April 1, 2007, zero;

                                or,

          12.8.2. an amount  equal to the tax claimed to be due by the  Internal
               Revenue  Service  or  other  applicable   taxing  authority  with
               jurisdiction ("Tax Authority") plus penalty and interest.

     12.9.In the event BOKF claims a breach of any of the representations and warranties set forth in Subsection 4.8.4 by virtue of any notice from a Tax Authority, BOKF shall give notice of the claim (a "Tax Claim"), including a copy of the relevant notice from the Tax Authority, to the Shareholders Committee. The notice shall set forth the amount claimed to be due plus interest and penalties.

     12.10. In the event BOKF makes a Tax Claim, the Escrow Agent shall continue to hold the Minimum Required Tax Escrow Amount until the date on which the Tax Claim is resolved by (i) the mutual agreement of the Shareholders Committee and BOKF or (ii) a final adjudication determining the merits of such Tax Claim, at which time the Escrow Agent shall pay (a "Tax Claim Payment") the Tax Claim as mutually agreed or finally adjudicated (an "Allowed Tax Claim").

     12.11. The Shareholders Committee shall have the right to defend, at the cost of the CFC Shareholders, any claim made by the Internal Revenue Service that is the basis of a Tax Claim by BOKF.

     12.12. The Tax Escrow shall terminate at the later of the date on which all Tax Claims have been resolved by mutual agreement or final adjudication, and all Allowed Tax Claims shall have been paid to BOKF.

     12.13. Upon termination of the Tax Escrow, that part of the Tax Escrow Amount remaining in the Tax Escrow (if any) shall be delivered to the CFC Shareholders.

     12.14. The rights of the CFC Shareholders to receive payments from the Tax Escrow shall not be assignable or transferable except by operation of law or by intestacy or with the approval of BOKF (which approval shall not be unreasonably withheld, delayed, or denied) and will not be evidenced by any certificate or other evidence of ownership.

     12.15. BOKF shall pay the fees and costs of the Escrow Agent with respect to the Tax Escrow.

     12.16. BOKF shall provide written directions to the Escrow Agent, from time to time, consistent with the requirements of this Section on which the Escrow Agent may act to make the distributions provided in this Section.

13.  Shareholders Committee.

     13.1.Effective  as of and  automatically  by virtue of the  Closing,  there shall be (and hereby is) established a committee (the "Shareholders Committee") consisting of three individuals ("Representatives"). The Shareholders Committee shall meet on such date(s) and at such time(s) as any Representative may request from time to time following the Closing, on not less than three (3) days' prior written notice to each Representative. Notices of meetings may but need not specify the business to be conducted at the meeting. Each meeting of the Representatives shall be held in the downtown Denver area or such other location as the Representatives may unanimously agree. Each Representative shall be entitled to attend each meeting by telephonic connection where each Representative may hear each other Representative. The attendance of at least two Representatives at a meeting duly called shall constitute a quorum for the transaction of business at the meeting. All actions of the Shareholders Committee may and shall be made either (i) by majority vote of a quorum at a meeting, duly called, or (ii) by unanimous written consent of all Representatives then in office. The resignation, death, disability or other event precluding a Representative from serving as such shall not preclude action by the other two Representatives then in office.

     13.2.One Representative may and shall be appointed (and may be removed and replaced for any reason) from time to time by the persons and entities who, immediately prior to the Closing, held a majority of all CFC shares held by members and affiliates of members of the Allison family. The initial appointee as Representative of the Allison family is John W. Allison, Jr.

     13.3.One  Representative may and shall be appointed (and may be removed and replaced for any reason) from time to time by the persons and entities who, immediately prior to the Closing, held a majority of all CFC shares held by members and affiliates of members of the Kintzele, Wilkinson and Kullgren families. The initial appointee as Representative of the Kintzele, Wilkinson and Kullgren families is Gregory A. Kintzele.

     13.4.One  Representative may and shall be appointed (and may be removed and replaced for any reason) from time to time by the persons and entities who, immediately prior to the Closing, held a majority of all CFC Common Stock held by all shareholders who were neither members nor affiliates of members of any of the Allison, Kintzele, Wilkinson or Kullgren families. The initial appointee as such at-large Representative is George P. Caulkins III.

     13.5.With  one  and  only  one  exception,   following  the  Closing,   the
          Shareholders Committee shall have complete power and authority on behalf and as agent of all CFC Shareholders (not merely the Principal Shareholders) to make such decisions and take such actions as the Shareholders Committee may deem prudent, necessary or advisable from time to time with respect to matters arising under or related to this Agreement. By way of example only, the Shareholders Committee shall have the right on behalf of all CFC shareholders (i) to compromise any General Claim, (ii) to settle any alleged Credits Loss, (iii) to administer any Credit assigned to the CFC Shareholders pursuant to ss.11.11 above, and/or (iv) to amend the Agreement following the Closing. The one exception to the foregoing is that, absent a shareholder's specific written consent to the contrary, the Shareholders Committee shall have no power or authority to commit any CFC Shareholder to any contract, payment, contribution, expense or liability beyond such shareholder's then-current interest in the Escrows.

     13.6.In connection with his role on the Shareholders Committee, each Representative shall have liability to the CFC Shareholders only for his or her gross negligence or intentional misconduct. For the avoidance of doubt, each Representative is hereby exonerated and released from and against any liability for his ordinary negligence. Each Representative shall be reimbursed and indemnified from the Escrows, subordinate to BOK's interests therein, with respect to all claims, liabilities and expenses incurred in connection with his role as Representative for actions and omissions not in violation of the foregoing standard.

     13.7.By virtue of the Closing,  each CFC  shareholder  hereby  appoints the
          Shareholders Committee (as it may be constituted from time to time) as his/her/its attorney-in-fact, to execute and deliver on the shareholder's behalf such documents as the Shareholders Committee may deem expedient to fulfill its duties under this Section 13. Such appointment is coupled with an interest and therefore shall be irrevocable for the duration of all three Escrows.

     13.8.The Shareholders Committee shall keep BOK apprised of the identities of the Representatives from time to time. BOK shall be entitled to rely without further inquiry on any writing signed by two or more Representatives with respect to any of the foregoing matters.

14. Break-Up Fee. CFC shall pay BOKF or BOKF shall pay CFC a break-up fee as follows:

     14.1.In the event BOKF is not in default of any material obligation of BOKF under this Agreement and the Merger is not consummated because the Board of Directors of CFC and/or shareholders of CFC approve an alternative transaction (whether or not submitted by the Board of Directors to the CFC shareholders for approval and whether or not such alternative transaction is consummated) then, CFC shall pay BOKF in United States funds immediately available in Tulsa, Oklahoma, on or before the fifth Tulsa business day following the date on which the Board of Directors and/or shareholders of CFC approve such an alternative proposal, Two Million Dollars ($2,000,000). CFC agrees that (i) the damages incurred by BOKF in any such event would be substantial, but (ii) such damages could be difficult to quantify; accordingly, (iii) such amount constitutes a reasonable estimate of such damages.

     14.2.In the  event  CFC  and  Bank  are  not  in  default  of any  material obligation of CFC and/or Bank under this Agreement and the Merger is not consummated because of a failure of one or more of the conditions precedent set forth in Sections 8.1, 8.2, or 8.3 or a breach of the obligation of BOKF to consummate the Merger, BOKF shall pay CFC in United States funds immediately available in Denver, Colorado, on or before the fifth Denver business day following the date on which the Merger failed to close due to the failure of one or more of the conditions precedent described above, Two Million Dollars ($2,000,000). BOKF agrees that (i) the damages incurred by CFC in any such event would be substantial, but (ii) such damages could be difficult to quantify; accordingly, (iii) such amount constitutes a reasonable estimate of such damages.

15. Miscellaneous Provisions. The following miscellaneous provisions shall apply to this Agreement:

     15.1.All  notices  or  advices  required  or  permitted  to be  given by or pursuant to this Agreement, shall be given in writing. All such notices and advices shall be (i) delivered personally, (ii) delivered by facsimile (iii) delivered by email (iv) delivered by U.S. Registered or Certified Mail, Return Receipt Requested mail, or (v) delivered for overnight delivery by a nationally recognized overnight courier service. Such notices and advices shall be deemed to have been given (i) the first business day following the date of delivery if delivered personally, by facsimile or by email, (ii) on the third business day following the date of mailing if mailed by U.S. Registered or Certified Mail, Return Receipt Requested, or (iii) on the date of receipt if delivered for overnight delivery by a nationally recognized overnight courier service. All such notices and advices and all other communications related to this Agreement shall be given as follows:

                           BOKF and Merger Corp:

                         James Ulrich, Senior Vice President
                         BOK FINANCIAL CORPORATION
                         P.O. Box 2300
                         Tulsa, OK 74192
                         (918) 588-6853 - Facsimile
                         Julrich@mail.bok.com

                              and

                         Frederic Dorwart, Secretary and General Counsel to BOK Financial Corporation
                         Old City Hall
                         124 East Fourth Street
                         Tulsa, OK 74103
                         (918) 583-8251 - Facsimile
                         fdorwart@fdlaw.com

                           CFC and Bank:

                         John G. Wilkinson, Chairman of the Board
                         Colorado Funding Company
                         1600 Broadway
                         Denver, Colorado 80202
                         (303) 864- 7219 - Facsimile
                         jgwilkin@mail.csbt.com

                                           and

                          Robert C. Montgomery
                          Ducker, Montgomery, Lewis & Aronstein, P.C.
                          One Civic Center Plaza
                          Suite 1400, 1560 Broadway
                          Denver, Colorado 80202
                          (303) 861-4017 - Facsimile
                          rmontgomery@denverlaw.com

                  or to such other address as the party may have furnished to the other parties in accordance herewith, except that notice of change of addresses shall be effective only upon receipt.

     15.2.This Agreement shall be subject to, and interpreted by and in accordance with, the laws (excluding conflict of law provisions) of the State of Oklahoma.

     15.3.This Agreement is the entire agreement of the parties respecting the subject matter hereof. There are no other agreements, representations or warranties, whether oral or written, respecting the subject matter hereof.

     15.4.No course of prior dealings involving any of the parties hereto and no usage of trade shall be relevant or advisable to interpret, supplement, explain or vary any of the terms of this Agreement, except as expressly provided herein.

     15.5.This Agreement, and all the provisions of this Agreement, shall be deemed drafted by all of the parties hereto.

     15.6.This Agreement shall not be interpreted strictly for or against any party, but solely in accordance with the fair meaning of the provisions hereof to effectuate the purposes and interest of this Agreement.

     15.7.Each party hereto has entered into this Agreement based solely upon the agreements, representations and warranties expressly set forth herein and upon his own knowledge and investigation. Neither party has relied upon any representation or warranty of any other party hereto except any such representations or warranties as are expressly set forth herein.

     15.8.Each of the persons signing below on behalf of a party hereto represents and warrants that he or she has full requisite power and authority to execute and deliver this Agreement on behalf of the parties for whom he or she is signing and to bind such party to the terms and conditions of this Agreement.

     15.9.This Agreement may be executed in counterparts, each of which shall be deemed an original. This Agreement shall become effective only when all of the parties hereto shall have executed the original or counterpart hereof. This agreement may be executed and delivered by a facsimile transmission of a counterpart signature page hereof.

     15.10. In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the opposing party to such action such party's reasonable litigation costs and attorneys fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

     15.11. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

     15.12. This is not a third party beneficiary contract except as otherwise expressly stated herein. No person or entity other than a party signing this Agreement shall have any rights under this Agreement except as otherwise expressly stated herein.

     15.13. This Agreement may be amended or modified only in a writing which specifically references this Agreement.

     15.14. This Agreement may not be assigned by any party hereto.

     15.15. A party to this Agreement may decide or fail to require full or timely performance of any obligation arising under this Agreement. The decision or failure of a party hereto to require full or timely performance of any obligation arising under this Agreement (whether on a single occasion or on multiple occasions) shall not be deemed a waiver of any such obligation. No such decisions or failures shall give rise to any claim of estoppel, laches, course of dealing, amendment of this Agreement by course of dealing, or other defense of any nature to any obligation arising hereunder.

     15.16. The repudiation, breach, or failure to perform any obligation arising under this Agreement by a party after reasonable notice thereof shall be deemed a repudiation, breach, and failure to perform all of such party's obligations arising under this Agreement.

     15.17. Time is of the essence with respect to each obligation arising under this Agreement. The failure to timely perform an obligation arising hereunder shall be deemed a failure to perform the obligation.

     15.18. All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

     15.19. Any information delivered by way of exhibit or schedule in connection with this agreement shall be deemed delivered for the purpose of any other exhibit or schedule which calls for such information.

     15.20. In the event of a breach of an obligation to pay under this Merger Agreement, the breaching party agrees to pay the non-breaching party interest on the unpaid amount beginning on the date of default at a per annum rate of U.S. National Prime plus two percent (2%), compounded annually.

Dated and effective the date first set forth above.


COLORADO FUNDING COMPANY            COLORADO STATE BANK AND TRUST


By: ____________________________            By: _____________________________
    John G. Wilkinson, President                James D. Steeples, President

BOK FINANCIAL CORPORATION                   BOK MERGER CORPORATION
                                            NUMBER ELEVEN


By___________________________               By: _____________________
    Title:                                          Title:

                           Counterpart Signature Page
                                       to
                       Merger Agreement dated July 8, 2003

PRINCIPAL SHAREHOLDER:


                  ----------------------------------------------
                    [Print Exact Name of Shareholder of Record]


                  By: __________________________
                              Signature

                  Title: ______________________________________
                        [if signing on behalf of a trust or other entity]

                                   EXHIBIT 4.3
                                       to
                                MERGER AGREEMENT

                                     Options

1. CFC is party to a Stock Option Agreement with Harry Yosten dated June 20, 2003, under which Mr. Yosten has the right to purchase up to 880 shares of authorized and unissued CFC Common Stock. Pursuant to his Employment Agreement, such option shall be cancelled effective as of immediately prior to the Closing.

                                    * * * * *

                                  EXHIBIT 4.6.3
                                       to
                                MERGER AGREEMENT

                              Material Liabilities

1. Obligations under Settlement Agreement and Release ("Settlement Agreement") entered into on July, 2001 between Colorado State Bank and Trust and Brookfield CSSB Inc., a Colorado corporation and Colorado State Bank Building Ltd., a Colorado limited partnership and signed on the following dates: July 25, 2001 by Brookfield; July 27, 2001 by Colorado State Building; and July 30, 2001 by Colorado State Bank.

                                    * * * * *

                                   EXHIBIT 4.7
                                       to
                                MERGER AGREEMENT

                         Conduct of Business Exceptions

1. Settlement Agreement, referenced in Exhibit 4.6.3.

                                    * * * * *

                                   EXHIBIT 4.9
                                       to
                                MERGER AGREEMENT

                       Material Contracts and Commitments

1. Bank of New York/Global Custody - Trust

2. Metavante trust accounting system.

3. Moore Business Solutions - trust statements.

4. Fast Tax - trust tax processing.

5. Kirchman Corporation - bank data processing.

6. Lease for offices at 1600 Broadway.

7. Lease for Cherry Creek branch office.

8. Clarke-American - check printing.

9. Trinity Leasing - lease receipts servicing.

10. Techniflex - services proof equipment.

                                    * * * * *

                                  EXHIBIT 4.10
                                       to
                                MERGER AGREEMENT

                                   Litigation

1. Case No. 2003-CV-3023, Pierce v. Colorado State Bank & Trust.

                                    * * * * *

                                  EXHIBIT 4.14
                                       to
                                MERGER AGREEMENT

                                  Encumbrances

1. All of the loans constituting assets of the Bank are pledges as collateral for the Bank's obligation to repay advances from the Federal Home Loan Board.

2. The Bank has pledged certain securities as collateral for its deposit obligations to Colorado state and local municipalities, agencies and districts, as required by law.

                                    * * * * *

                                  EXHIBIT 4.15
                                       to
                                MERGER AGREEMENT

                      Employee Contracts and Benefit Plans

1.            Employment Agreement between the Bank and Harry Yosten dated June
              20, 2003.

2. Oral employment agreement between the Bank and Jim Steeples (alleged by Mr. Steeples).

3.            Bank Pension Plan.

4.            Bank 401(k) Plan.

5.            Bank Executive Bonus Plan

6.            Bank Deferred Compensation Plan.

7.            Bank Split-Dollar Life Insurance Plan.

8.            Bank Service Awards Plan.

9.            Bank Sales Incentive Plans: - Trust - Commercial - Consumer

10.           Bank Sick Leave / Cash Option Plan.

11.           Bank Health / Medical / Disability Plans.

12.           Bank Life Insurance Plan.

13.           Bank Tuition Reimbursement Plan.

                                    * * * * *

                                  EXHIBIT 4.22
                                       to
                                MERGER AGREEMENT

                   Exceptions to Ordinary Course since 1/1/03

1. See minutes of Loan Committee meetings from the following dates, which reflect loans in excess of thresholds set forth in ss.6.3.1.1:

                January 9, 2003
                January 16, 2003
                January 23, 2003
                January 30, 2003
                February 6, 2003
                February 13, 2003
                February 21, 2003
                February 26, 2003
                March 6, 2003
                March 13, 2003
                March 20, 2003
                March 23, 2003
                April 3, 2003
                April 10, 2003
                April 17, 2003
                April 24, 2003
                May 1, 2003
                May 8, 2003
                May 15, 2003
                May 19, 2003
                May 22, 2003
                May 29, 2003
                June 5, 2003
                June 13, 2003
                June 19, 2003
                June 26, 2003
                July 2, 2003

         (Minutes of the Loan Committee were provided to the BOKF due diligence team, at their on-site review, for the meetings from January 9, 2003 through May 8, 2003.)

2. Mr. Wilkinson's company car was replaced with a new car at a price of approximately $27,500.

3.
Non-annual or promotional increases

                               Date           Old Salary          New Salary
                          --------------------------------------------------
Porter, Kathryn               05/12/03           $94,680           $100,020
Reeves, Debbie                04/14/03           $77,280            $87,300
Rice, Leonard                 05/12/03           $78,780            $85,020
Whitmer, Dennis               04/14/03           $76,920            $86,940
Yosten, Harry                 06/23/03          $115,560           $125,040

-----------------------------------------------------------------------------

2002 Management Bonus Paid in 2003
Azari, Aaron                  04/11/03    $21,000  Deferred
Burns, Mike                   04/11/03    $13,504
Martin, Bill                  04/11/03    $12,485
Steeples, Jim                 04/11/03    $25,603  Deferred $12,801.50
Wilkinson,J ohn               04/11/03    $42,312  Deferred
Yosten, Harry                 04/11/03    $14,513  Deferred

Other
Le, Khanh                     06/11/03    $ 1,500  Record gross tax fee income
Safarik, Alice                05/21/03    $ 1,000  Client retention

                                    * * * * *

                                   EXHIBIT 6.9
                                       to
                                MERGER AGREEMENT

                                Offeree Employees

                                    Reeves
                                    Swain
                                    Whitmer
                                    Rice
                                    Carmichael
                                    Hamm
                                    Radcliffe
                                    Liggett
                                    Patterson
                                    Smyth
                                    Visscher
                                    Morris

                                    * * * * *

                                  EXHIBIT 10.2
                                       to
                                MERGER AGREEMENT

                            Form of Escrow Agreement

                                ESCROW AGREEMENT

The undersigned have deposited in escrow with Bank of Oklahoma, N.A., as Escrow Agent (herein called Escrow Agent), that property specifically described in Exhibit "A" attached hereto and made a part hereof (referred to below as the subject matter of the Escrow).

The Escrow Agent is hereby authorized and directed to deliver the subject matter of the escrow only (i) to the undersigned against their joint receipt, or (ii) to any of the undersigned upon written direction of each other of the undersigned, or (iii) in accordance with the written instructions of all of the undersigned.

Where directions or instructions from more than one of the undersigned are required, such directions or instructions may be given by separate instruments of similar tenor. Any of the undersigned may act hereunder through an agent or attorney-in-fact, provided satisfactory written evidence of authority is first furnished to the Escrow Agent.

The undersigned agree that the following provisions shall control with respect to the rights, duties, liabilities, privileges and immunities of the Escrow
Agent:

         (a) Sections 10, 11 and 12 of the Merger Agreement dated July 8, 2003 are incorporated herein by this reference ("Sections 10, 11 and 12"). The Escrow Agent is not a party to, and is not bound by, or charged with notice of, any other portions of such Merger Agreement or any other agreement out of which this escrow may arise.

         (b) The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the identity or authority of any person executing or depositing it.

         (c) In the event the Escrow Agent becomes involved in litigation in connection with the escrow, the undersigned jointly and severally agree to indemnify and save the Escrow Agent harmless from all loss, cost damage, expenses and attorney's fees suffered or incurred by the Escrow Agent as a result thereof. In addition, Escrow Agent is hereby authorized to deposit with the clerk of the court in which the litigation is pending, any and all securities, funds or other property held by it pursuant hereto, less its fees, expenses and advances, and thereupon shall stand fully relieved and discharged of any further duties. Also, in the event the Escrow Agent is threatened with litigation by reason of this Agreement, it is hereby authorized to file an interpleader action in any court of competent jurisdiction and to deposit with the clerk of such court, any funds, securities, or other property held by it, less its fees, expenses and advances and thereupon shall stand fully relieved and discharged of any further duties. The obligations of the undersigned under this paragraph shall be performable at the Office of the Escrow Agent in Tulsa, Oklahoma.

         (d) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which the Escrow Agent in good faith believes to be genuine and what it purports to be.

         (e) The Escrow Agent shall not be liable for anything which it may do or refrain from doing in connection herewith, except its own gross negligence or willful misconduct.

         (f) The Escrow Agent may advise with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.

         (g) In the event any disagreement between any of the parties to this agreement, or between them or either or any of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of the escrow, or in the event that the Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continue or such doubt exist, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. The rights of the Escrow Agent under this paragraph are cumulative of all other rights which it may have by law or otherwise.

         (h) The Escrow Agent may, in its sole discretion, resign and terminate its position hereunder at any time following 60 days written notice to the parties subject to the Escrow Agreement herein. Any such resignation shall terminate all obligations and duties of the Escrow Agent hereunder. On the effective date of such resignation, the Escrow Agent shall deliver this Escrow Agreement together with any and all related instruments or documents to any successor Escrow Agent agreeable to the parties, subject to this Escrow Agreement herein.

         (i) During the entire term of this Agreement, unless otherwise directed by the parties hereto, all funds held by the Escrow Agent shall be invested as provided in Sections 10, 11 and 12. All interest derived from investing funds held in escrow shall accrue to the Escrow Account and/or be distributed as set forth in Sections 10, 11 and 12.

         (j) This Agreement may be executed in one or more counterparts, any one of which may be considered an original.

         (k) A fee in the amount of $ .00 for the normal services of the Escrow Agent shall be paid by BOKF upon delivery of the assets to the Escrow Agent.

         (l) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this section).

         (a) to : CFC Shareholders Committee



         (b) to : BOK Financial Corporation


         (c) to Escrow Agent:

                           Bank of Oklahoma, N.A.
                           Attn: Cyndi Wilkinson
                           P.O. Box 2300
                           Tulsa OK 74192
                           Telephone: (918) 588-6043
                           Facsimile: (918) 588-6083

         Executed this     day of         , 2003.

Witness:                      Ex-Shareholders of Colorado Funding Company

                              By: The Shareholders Committee, per ss.13 of Merger Agreement


                              By: ___________________________
                                       Representative

                              By: ___________________________
                                       Representative


Witness:
                              Taxpayer I.D. No.

                                       By:


Bank of Oklahoma, N.A., as Escrow Agent, hereby acknowledges receipt of the subject matter of the escrow as described in the foregoing escrow agreement and hereby accepts same and agrees to perform its duties subject to the terms and conditions described therein.

                                         Bank of Oklahoma, N.A.
                                         as  Escrow Agent

                                         By:  Cynthia Wilkinson
                                              Vice President & Trust Officer

                                ESCROW AGREEMENT

                                    EXHIBIT A


Description of escrow subject matter:

                                ESCROW AGREEMENT

                                    EXHIBIT B


[Names, addresses, and taxpayer identification numbers of CFC Shareholders]: